FOR IMMEDIATE RELEASE
For more information contact:
K.M. Hoveland, CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES INCREASE IN 3rd QUARTER EARNINGS

Covina, CA – May 6, 2011. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), reported net income of $2.3 million, or $0.25 per diluted share for the quarter ended March 31, 2011 and $6.3 million, or $0.68 per diluted share for the nine months ended March 31, 2011. This compares to net income of $1.1 million, or $0.12 per diluted share for the quarter ended March 31, 2010 and $1.3 million, or $0.14 per diluted share for the nine months ended March 31, 2010.

During the third fiscal quarter the Bank experienced continued improvement in delinquent loans.  Delinquent loans 60 days or more totaled $10.4 million or 1.45% of total loans at March 31, 2011 as compared to $17.6 million or 2.28% of total loans at June 30, 2010.   Non-performing assets totaled $30.6 million or 3.39% of total assets at March 31, 2011 as compared to $32.8 million or 3.79% of total assets at June 30, 2010. These declines were primarily a result of homes sold by borrowers through negotiated short sales and loans foreclosed on by the Bank.  The increased short sale and foreclosure activity has allowed the Bank to charge-off previously identified specific reserves. As a result, charge-off ratios increased to 0.43% for the nine months ended March 31, 2011 as compared to 0.10% for the same period last year.  The increased foreclosure activity has resulted in real estate owned increasing to $1.6 million at March 31, 2011 from $1.4 million at June 30, 2010.

There was no provision for loan losses for the quarter ended March 31, 2011 as compared to $2.3 million for the same quarter last year. Provision for loan losses decreased to $950,000 for the nine months ended March 31, 2011 from $8.8 million for the same period last year.  The decline in the provision was primarily a result of the improvement in delinquent loans, non-performing assets and the reduction in the size of the Bank’s gross loans receivable.  The provision reflects management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.  The allowance for loan losses to non-performing loans was 40.85% at March 31, 2011 as compared to 42.32% at June 30, 2010.

Net interest margin increased to 3.57% for the quarter ended March 31, 2011 from 3.25% for the quarter ended March 31, 2010. Net interest margin increased to 3.54% for the nine months ended March 31, 2011 from 3.11% for the same period last year. The increase in the net interest margin reflected a significant reduction in the cost of funds as a result of the low interest rate environment and repayment of $52.0 million in higher costing Federal Home Loan Bank advances during the past nine months.

Total assets increased to $902.0 million at March 31, 2011 from $866.8 million at June 30, 2010 due primarily to an increase in cash and cash equivalents partially offset by a decrease in loans receivable.  The increase in cash and cash equivalents was a result of an increase in deposits as well as the $59.1 million in net proceeds raised from the second-step stock offering.  Total deposits increased $26.2 million to $656.9 million at March 31, 2011 as compared to $630.7 million at June 30, 2010.  The increase in deposits was typical this time of year due to tax refunds as well as higher than normal payroll deposits received by a significant number of our customers at the end of March.  Loans receivable declined $57.5 million to $713.8 million at March 31, 2011 as compared to $771.3 million at June 30, 2010.  The decline in loans receivable was primarily due to the overall decline in consumer demand for mortgages as volume has dropped industry-wide.

Total stockholders’ equity, represented 17.22% of total assets and increased to $155.4 million at March 31, 2011 from $94.7 million at June 30, 2010 due to the completion of the conversion during the second fiscal quarter.  Currently, the Bank meets all regulatory capital requirements established by the Office of Thrift Supervision in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
March 31, 2011
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	March 31, 2011	June 30, 2010
Total assets	$901,962	$866,802
Gross loans receivable	713,764	771,294
Allowance for loan losses	(11,824)	(13,309)
Cash and cash equivalents	140,167	39,560
Total deposits	656,854	630,694
Borrowings	85,000	137,000
Total stockholders’ equity	$155,357	$94,705

Asset Quality Ratios:
Equity to total assets	17.22%	10.93%
Delinquent loans 60 days or more to total loans	1.45%	2.28%
Non-performing loans to total loans	4.06%	4.08%
Non-performing assets to total assets	3.39%	3.79%
Net charge-offs to average loans outstanding (YTD annualized)	0.43%	0.15%
Allowance for loan losses to total loans	1.66%	1.73%
Allowance for loan losses to non-performing loans	40.85%	42.32%

Selected Operating Data and Ratios:	Three Months Ended March 31,		Nine Months Ended March 31,
	2011	2010	2011	2010
Interest income	$10,695	$11,251	$33,085	$33,788
Interest expense	(3,159)	(4,341)	(10,864)	(13,926)
Net interest income	7,536	6,910	22,221	19,862
Provision for loan losses	—	(2,272)	(950)	(8,787)
Net interest income after provision for loan losses	7,536	4,638	21,271	11,075
Noninterest income	1,158	1,115	3,371	3,508
Noninterest expense	(5,003)	(4,250)	(14,529)	(12,843)
Income before income tax expense	3,691	1,503	10,113	1,740
Income tax expense	(1,430)	(394)	(3,818)	(427)
Net income	$2,261	$1,109	$6,295	$1,313

Net income per share – basic and diluted	$0.25	$0.12	$0.68	$0.14
Return on average assets (annualized)	1.02%	0.50%	0.96%	0.20%
Return on average equity (annualized)	5.86%	4.79%	6.72%	1.88%
Net interest margin (annualized)	3.57%	3.25%	3.54%	3.11%
Efficiency ratio	57.55%	52.96%	56.77%	54.95%

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
March 31, 2011
(Dollars in thousands)

	At March 31,	At June 30,
Non-accrual loans:	2011	2010
Real estate loans:
One-to-four family	$12,764	$15,561
Multi-family residential	1,757	2,786
Commercial	2,261	—
Other loans:
Automobile	7	—
Home equity	—	63
Other	2	4
Troubled debt restructurings:
One-to-four family	8,158	9,193
Multi-family residential	1,333	1,179
Commercial	2,665	2,665
Total non-accrual loans	28,947	31,451

Real estate owned and repossessed assets:
Real estate:
One-to-four family	1,094	1,373
Multi-family residential	529	—
Commercial	—	—
Other:
Automobile	7	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	1,630	1,373
Total non-performing assets	$30,577	$32,824

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
Delinquent Loans:
At March 31, 2011
Real estate loans:
One-to-four family	1	$616	21	$7,349	22	$7,965
Multi-family residential	—	—	1	1,757	1	1,757
Commercial	1	637	—	—	1	637
Other loans:
Automobile	—	—	1	7	1	7
Home equity	—	—	—	—	—	—
Other	—	—	1	2	1	2
Total loans	2	$1,253	24	$9,115	26	$10,368

At June 30, 2010
Real estate loans:
One-to-four family	3	$1,297	33	$13,373	36	$14,670
Multi-family residential	—	—	2	2,786	2	2,786
Commercial	—	—	—	—	—	—
Other loans:
Automobile	4	35	—	—	4	35
Home equity	—	—	1	63	1	63
Other	—	—	2	4	2	4
Total loans	7	$1,332	38	$16,226	45	$17,558